Exhibit 99.1

December 2, 2014

Dear Colleagues and Prothena Shareholders:

I have recently been diagnosed with pancreatic cancer. I am pleased to report that the cancer was detected early and I am doing well.

Last week, I underwent a successful resection of the tumor with a partial pancreatectomy. The cancer appeared well confined to that site. A more complete evaluation is still being undertaken, and my treatment plan will depend on that evaluation.

Although my activity will be somewhat limited while I recover from the surgery, I expect to remain actively involved in the business with the support of the outstanding management team and Board at Prothena.

I feel very good and optimistic. I believe that my personal background as a scientist is particularly helpful and beneficial in approaching this personal challenge.

I appreciate your support, and want to personally thank all our employees for the amazing work they do every day.

Sincerely,

Dale